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                                                                   EXHIBIT 10.31


                                  May 26, 1999


Rob Reid
Seeker Software, Inc.
2101 Webster St., Ste. 1600
Oakland, CA 94612

Dear Rob:

In the context of the proposed purchase of Seeker Software, Inc. ("Seeker") by Concur Technologies, Inc. ("Concur" or the "Company"), we are pleased to offer you the position of Executive Vice President, General Manager of Human Resources Division, reporting to Steve Singh, President and CEO of Concur. Compensation for this position is a minimum of $225,000 per year. The term of your employment shall be for two years (the "Term"). This letter sets forth the terms of our offer of employment to you as well as other related matters for your approval and signature. This offer letter will become effective on the effective date of the merger between Concur and Seeker.

You will be eligible to earn a minimum bonus target of $75,000 on a fiscal year basis. The fiscal year is October 1 through September 30. You will be eligible for a pro rate bonus for fiscal year 1999 based on nine-twelfths (9/12) of $75,000. This bonus will be based on a "to be determined" performance metric. We will solidify the details of your individual plan within 30 days of your start date.

The Compensation Committee will review executive compensation packages, including stock options, in October 1999. To the extent the Company awards options to purchase Common Stock of Concur to other similarly situated executives, at that time you will likewise be eligible for a grant of additional options on a basis commensurate with such other executives.

While you are a full-time employee, you will receive the same health and other benefits as are generally available to the rest of Concur's full-time U.S. based employees (provided, of course, you meet the standard eligibility requirements for such benefits). Attached is a summary of benefits Concur makes available to employees in positions similar to the one offered to you. For purposes of these benefits, your hire date with Concur will be your original hire date with Seeker. Your total vacation balance will be carried over to Concur payroll. Effective upon your transition to Concur payroll, your vacation will be implemented according to the Concur vacation policy.

We ask that you complete the enclosed Employee Confidential Information and Inventions Agreement (the "Confidentiality Agreement") prior to commencing employment. In part, the Agreement requires that an employee refrain from using or disclosing the Company's Confidential Information (as defined in the Agreement) in any manner which might be detrimental to or conflict with the business interests of Concur or its employees. This agreement does not prevent a former employee from using his or her general knowledge and
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Rob Reid
May 26, 1999
Page 2


experience, no matter when or how gained, in any new field or position.

Additionally, in connection with the acquisition and as a condition of this offer of employment, you agree that you shall not, without the prior written consent of the Board (i) carry on anywhere in the United States any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate or consultant) which is directly competitive with the business conducted by Concur or Seeker at the time of termination of your employment(1), (ii) solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct, his or its purchase of Concur's or Seeker's products and/or services to any person, firm, corporation, institution or other entity in competition with the business of Concur or Seeker, or (iii) solicit or influence or attempt to influence any person employed by Concur or Seeker to terminate or otherwise cease his employment with Concur or Seeker or become an employee of any competitor of Concur or Seeker. The provisions set forth in this paragraph shall be effective commencing as of the effective date of this letter and shall continue for so long as you are receiving cash payments or continued vesting of stock options from the Company.

Should Concur determine to terminate your employment for any reason other than for "cause", you will receive advance notice of such termination for a period equal to the lesser of nine months or the remaining period in the Term, during which time your position with the Company may be changed, but your base salary and option vesting shall continue, provided that you remain an employee during such period. For this purpose, you shall be considered to have been terminated with "cause" if your employment is terminated for (a) any gross misconduct or fraud in the performance of your employment, (b) your conviction or guilty plea with respect to any felony (except for motor vehicle violations), (c) your material breach of the Confidentiality Agreement, after written notice delivered to you of such breach and a reasonable opportunity to cure such breach or (d) your habitual failure to perform your duties after receipt of reasonable written warning relating to the same.

This letter and the Confidentiality Agreement represent a formal statement concerning the terms of your proposed employment and constitute a formal offer of employment to you. As such, these documents supersede and merge any earlier proposal or prior arrangement, whether oral or written, between you and the Company or Seeker regarding your employment, and any other communications between you and the Company or Seeker regarding your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees. In addition, this offer is conditioned upon your confirmation that there are no non-competition agreements or other

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(1) it is agreed that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation, ownership of no more than five percent of the outstanding voting stock of a privately held corporation or ownership of no more than ten percent of the limited partnership interests of a partnership shall not constitute a violation of this provision.
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Rob Reid
May 26, 1999
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contracts between you and any other party that would restrict or impair your right or ability to accept employment with or to work for the Company.

Should you have any questions with regard to any of the items indicated above, please feel free to call me. Your acceptance of this offer may be made by signing this original letter, the Noncompetition Agreement and the Confidentiality Agreement (in their entirety) and faxing them to this office at
(425) 702-0674. The signed originals must be received by Concur prior to your start date.

You will need to provide employment eligibility verification within three days of your start date. The U.S. Immigration and Naturalization Service law passed in 1986 requires this.
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Rob Reid
May 26, 1999
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Rob, we hope that you and Concur will find mutual satisfaction with your employment. All of us at Concur are very excited about your joining our team and look forward to a beneficial and fruitful relationship.



Sincerely,


Steve Singh
President and CEO



ACCEPTED BY:


/s/ ROB REID                               5/26/99
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Rob Reid                                   Date


Start date:
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